                                  EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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
                                              August 31,
-------------------------------------------------------------
In thousands except per share               1996      1995
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
AVERAGE SHARES OUTSTANDING
 Primary
  Average shares outstanding                11,129   11,023
  Stock options and other equivalents -
   treasury stock method using
   average market prices                       354      243
                                           -------  -------
     TOTAL                                  11,483   11,266
                                           =======  =======

 Fully diluted
  Average common shares outstanding         11,129   11,023
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                    354      318
                                           -------  -------
     TOTAL                                  11,483   11,341
                                           =======  =======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                               $19,884  $17,131
  Adjustments
    Dividend on preferred stock                 --       (7)
    Contingent price amortization               58       58
                                           -------  -------
     TOTAL                                 $19,942  $17,182
                                           =======  =======

 Fully diluted
  Net income                               $19,884  $17,131
  Adjustments
    Dividend on preferred stock                 --       (7)
    Contingent price amortization               58       58
                                           -------  -------
     TOTAL                                 $19,942  $17,182
                                           =======  =======

PER SHARE
 Primary
  Net income per common share
    and common equivalent share            $  1.74  $  1.53
                                           =======  =======

 Fully diluted
  Net income per common share and
    dilutive common equivalent share       $  1.74  $  1.52
                                           =======  =======
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